Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 25, 2011	Peter Thonis 212-395-2355 peter.thonis@verizon.com Bob Varettoni 908-559-6388 robert.a.varettoni@verizon.com

Verizon Sees Revenue and EPS Growth

Executives Provide Positive View Based on Transformational Change in

Company’s Revenue and Growth Profile

NEW YORK -- Verizon Communications Inc. (NYSE, NASDAQ: VZ) has positioned itself to “kick into a higher gear as we go forward,” Lowell McAdam, Verizon president and chief operating officer, told investors and analysts at a conference today. The conference included a discussion of the company’s 2010 results and a strategic and financial overview of 2011 and beyond.

McAdam said, “Verizon’s superior asset base gives us a solid foothold in growth markets for broadband, wireless data, video and cloud services -- businesses that are gaining scale and momentum, as we saw in the second half of 2010. Verizon has an unmatched strategic position in the growth markets of the future. Our focus is on leveraging these superior assets to deliver superior value to customers and investors.”

Verizon News Release, page 2

McAdam described a transformational change in Verizon’s revenue and growth profile. Over the past several years, he noted, Verizon has invested in next-generation broadband technologies such as FiOS and wireless LTE; it has acquired assets such as Alltel and MCI to extend its reach in global markets and add scale; and it has divested lower-growth, non-strategic assets. As a result, 72 percent of Verizon’s total revenues in 2010 were generated by wireless, FiOS and strategic business services, compared with 48 percent in 2006.

    Earlier today, the company reported 2010 total operating revenues of $106.6 billion. Excluding results from assets that have since been divested, 2010 revenues were $104.4 billion, or a 1.9 percent increase from 2009 revenues of $102.5 billion on a comparable basis (non-GAAP).

Revenue, Capital Investment and Earnings Expectations

Fran Shammo, Verizon executive vice president and chief financial officer, said that the company sees accelerated top-line revenue growth rates in the range of 4 percent to 8 percent in 2011. He said that this outlook is based on the continued growth in strategic businesses -- aided by Verizon’s prior investments in technology; sales and recurring revenues from the newly announced Verizon iPhone and LTE wireless devices; continued growth in revenues from FiOS and strategic business services; and a stable to improving economic environment.

With the introduction of the iPhone and LTE devices, Verizon said it sees smartphone penetration rates increasing from a current 26 percent to more than 50 percent by the end of 2011.

Shammo said Verizon Wireless margins have demonstrated years of sustained excellent performance, and improvements in wireline margins are gaining momentum. He added that the company plans to maintain a disciplined program for capital investments and driving cost efficiencies.

Verizon News Release, page 3

Verizon reported capital expenditures of $16.5 billion in 2010, and Shammo said the company expects capex to be flat or slightly down from this level in 2011, with improved return on invested capital.

Shammo said the company expects to maintain strong cash flow with continued gains in earnings per share (EPS) in 2011, including the impact on wireless margins from expected gains in market share from iPhone sales.

Earlier today Verizon reported 2010 earnings of 90 cents per share and $33.4 billion in cash flow from operations. On a comparable and adjusted basis (non-GAAP, adjusting for non-operational items and removing impacts from businesses since divested), 2010 EPS was $2.08. Shammo said that from this baseline Verizon sees EPS growth of 5 percent to 8 percent in 2011.

In addition, he said, continued strong cash flow will enable management to continue to recommend to Verizon’s Board of Directors annual dividend increases.

NOTE: Effective with the fourth quarter 2010, Verizon changed its method of accounting for pension and post-employment benefits. Accordingly, all prior periods have been adjusted for this change, which primarily affected Verizon Consolidated and the Wireline segment. Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; and the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

Verizon News Release, page 4

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NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Revenue Reconciliations – As Adjusted

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09
Consolidated Operating Revenues	$106,565	$107,808
Less: impact of divested operations	2,407	5,297
Add: deferred revenue adjustment	268	—

Consolidated Adjusted Operating Revenues	$104,426	$102,511

Net Income Reconciliation – As Adjusted

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/10
Net income attributable to Verizon	$2,549
Merger Integration & Acquisition Related Charges	379
Access Line Spin-Off Related Charges	329
Severance, Pension, and Benefit Charges	1,915
Medicare Part D Subsidy Charges	962
Deferred Revenue Adjustment	93

Adjusted net income attributable to Verizon	$6,227

Note: Adjusted net income attributable to Verizon includes the impact of the operations divested.

Earnings Per Share Reconciliations – Verizon

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 9/30/10	3 Mos. Ended 6/30/10	3 Mos. Ended 3/31/10	12 Mos. Ended 12/31/10
Reported EPS	$0.93	$0.23	$(0.42)	$0.16	$0.90
Merger Integration & Acquisition Related Charges	0.05	0.02	0.06	0.01	0.14
Access Line Spin-Off Related Charges	—	0.04	0.04	0.04	0.12
Severance, Pension, and Benefit Charges	(0.44)	0.26	0.86	—	0.67
Medicare Part D Subsidy Charges	—	—	—	0.34	0.34
Deferred Revenue Adjustment	—	—	0.03	—	0.03
Impact of Divested Operations	—	—	(0.06)	(0.07)	(0.13)

Adjusted EPS	$0.54	$0.55	$0.51	$0.48	$2.08

Note: EPS may not add due to rounding.